Exhibit 12.1

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

	Six Months Ended December 31,	Year Ended June 30,
	2013	2013		2012		2011
		(Unaudited)
Ratio of Earnings (Loss) to Fixed Charges	2.58x	3.46	x	4.55	x	1.80	x

For purposes of computing the ratio of earnings (loss) to fixed charges, earnings (loss) is defined as pre-tax income (loss) plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees

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	Six Months Ended December 31,	Year Ended June 30,
	2013	2013		2012		2011
		(Dollars in Thousands) (Unaudited)
Earnings (Loss):
Pre-Tax Income (Loss)	$103,096	$266,807		$386,156		$85,020
Fixed Charges	65,441	108,360		108,731		105,673
Total Earnings (Loss)	168,537	375,167		494,887		190,693
Fixed Charges:
Interest Expense	62,222	101,462		101,256		95,602
Deferred Financing Fees	3,219	6,898		7,475		10,071
Total Fixed Charges	65,441	108,360		108,731		105,673
Ratio of Earnings (Loss) to Fixed Charges	2.58x	3.46	x	4.55	x	1.80	x